EXHIBIT 10.1

BRIGUS GOLD CORPORATION
2000 Barrington Street
Suite 501, Cogswell Tower
Halifax, Nova Scotia, Canada B3J 3K1

August 27, 2010

Richard Nanna
330 West Winnemucca Blvd.
Winnemucca, Nevada 89445

Re: Employment Agreement

Dear Dick:

This letter formalizes discussions regarding your continued employment with Brigus Gold Corporation (“Brigus”) through September 30, 2010 and the termination of your employment at that time.  Brigus and you agree as follows:

1.
For the period from the date hereof until September 30, 2010 (the “Stay Period”), you agree to continue in your current capacity under the same terms and conditions of employment that were in place prior to the Stay Period, including maintaining your job performance at an acceptable level.

2.
Your employment shall be terminated at 5:00 p.m. (Eastern time) on September 30, 2010 (the “Effective Time”) (unless such employment shall be earlier terminated in the manner set forth in the Amended and Restated Employment Agreement dated March 21, 2003 among you, Brigus, Apollo Gold, Inc., as amended by Amendment No. 1 dated January 23, 2006, Amendment No. 2 dated March 20, 2009 and Amendment No. 3 dated June 2010 (as so amended, the “Employment Agreement”)).

3.
Brigus shall pay (i) $825,000 (the “Severance Payment”) to you at or prior to the Effective Time (in the manner provided in Section 4 below) and (ii) a lump sum cash payment equal to 36 times the Company’s monthly cost of health care coverage for you and your spouse and eligible dependents under Brigus’ employee group health plan at the level of coverage  in effect for you and your spouse and eligible dependents at the Effective Time (“Benefit Payment”); provided, however, Brigus shall not have any obligation to pay the Severance Amount or Benefit Payment if (i) Brigus terminates your employment for cause (defined as acts of dishonesty, fraud, misrepresentation, harassment, employment discrimination or indictment for a felony) prior to September 30, 2010 or (ii) you terminate your employment prior to the Effective Time for any reason.

4.
$425,000 of the Severance Payment shall be payable in cash and $400,000 of the Severance Payment shall be payable in the form of a number of shares of Brigus Common Stock equal to (i) $400,000 divided by (ii) the product of (1) the closing market price of a share of Brigus common stock on the NYSE Amex Exchange on September 30, 2010 and (2) 0.9.

5.
The Parties agree that the Severance Payment shall be deemed to represent all amounts owing to the Officer under the Employment Agreement (including, without limitation, pursuant to Sections 6(e) thereof) or otherwise, less applicable withholdings and deductions.

6.
Notwithstanding anything to the contrary in this letter agreement, Brigus shall not be obligated to make the Severance Payment or the Benefit Payment to you under paragraph 3 above unless you first execute a severance agreement and mutual release substantially in the form attached hereto as Exhibit A.

This agreement (i) may be executed in counterparts, all of which shall be considered one and the same agreement, (ii) contains the entire agreement between the parties with respect to the matters covered hereby, (iii) may only be modified or amended by written instrument executed by each party hereto and (iv) shall be governed by Colorado law.

Very truly yours, BRIGUS GOLD CORPORATION

By:	/s/ M. Williams
Name:	M. Williams
Title:	CFO

Confirmed, acknowledged and agreed as of the date first set forth above:

/s/ Richard Nanna
Richard Nana

2

Exhibit A

Form of Severance Agreement and Mutual Release

This SEVERANCE AGREEMENT AND MUTUAL RELEASE (this “Agreement”) is made by and between (i) Richard Nanna (the “Officer”) and (ii) Brigus Gold Corporation (the “Company”).  The Company and the Officer are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, this Agreement sets forth below, among other things, the terms and conditions of (i) the termination of the Officer’s employment with the Company, (ii) an amicable settlement and a full accord and satisfaction of all existing and all potential claims and disputes between the Officer and the Company and, (iii) subject to satisfaction of the terms and conditions set forth in this Agreement, the payment to the Officer by the Company of $825,000 in connection with the termination of his employment (the “Severance Amount”); and

WHEREAS, in order to accomplish the foregoing, the Parties are willing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement, intending to be legally bound, agree as follows:

TERMS

1.	TERMINATION OF EMPLOYMENT; SEVERANCE

(a)           The Parties hereby agree that the Officer shall be terminated at 5:00 p.m. (Eastern time) on September 30, 2010 (the “Effective Time”) (unless such employment shall be earlier terminated in the manner set forth in Amended and Restated Employment Agreement dated March 21, 2003 among Officer, Brigus, Apollo Gold, Inc., as amended by Amendment No. 1 dated January 23, 2006, Amendment No. 2 dated March 20, 2009 and Amendment No. 3 dated June 2010 (as so amended, the “Employment Agreement”)).

(b)           The Company hereby agrees to pay (i) the Severance Amount to the Officer at or prior to the Effective Time (the “Severance Payment”) (payable in the manner set forth below) and (ii) (ii) a lump sum cash payment equal to 36 times the Company’s monthly cost of health care coverage for you and your spouse and eligible dependents under Brigus’ employee group health plan at the level of coverage  in effect for you and your spouse and eligible dependents at the Effective Time (“Benefit Payment”); provided, however, the Company shall not have any obligation to pay the Severance Payment or Benefit Payment if (i) the Company terminates the Officer’s employment for cause (defined as acts of dishonesty, fraud, misrepresentation, harassment, employment discrimination or indictment for a felony)  prior to September 30, 2010 or (ii) the Officer terminates his employment prior to the Effective Time.  The Parties agree that the Severance Payment and Benefit Payment, subject to Section 1(c), shall be deemed to represent all amounts owing to the Officer under the Employment Agreement (including, without limitation, pursuant to Sections 6(e) thereof) or otherwise, less applicable withholdings and deductions, and Officer agrees that no further amounts are owing to him by the Company or any Affiliate (as defined below) thereof under the Employment Agreement or otherwise.  $425,000 of the Severance Payment shall be payable in cash and $400,000 of the Severance Payment shall be payable in the form of a number of shares of Brigus Common Stock equal to (i) $400,000 divided by (ii) the product of (1) the closing market price of a share of Brigus common stock on the NYSE Amex Exchange on September 30, 2010 and (2) 0.9 (the “Shares”).  The Shares will be “restricted securities” under applicable securities laws and Officer agrees to execute such customary documents and agreements in connection with the issuance thereof as the Company may reasonably request.  The cash portion of the Severance Payment and the Benefit Payment shall be in check form and delivered to the Officer or direct deposited to an account designated by the Officer at or prior to the Effective Time.

(c)           Any stock option granted to the Officer and outstanding as of September 30, 2010 shall remain exercisable until the earlier to occur of (i) its normally scheduled expiration date, or (ii) the first anniversary following the Effective Time (in the case of (i) and (ii), notwithstanding the terms of any option plan or agreement pursuant to which such options were granted).

2.	OFFICER RELEASE

(a)           Effective upon receipt of the Severance Payment and in consideration thereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Officer, individually and on behalf of the Officer’s successors, heirs, subrogees, assigns, principals, agents, partners, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases, remises, waives, acquits, and discharges the Company and its predecessors, successors, parents, subsidiaries, Affiliates (as defined below), and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, insurers, representatives, and employees, from any and all actions, causes of action, claims, demands, losses, damages, costs, expenses, judgments, liens, indebtedness, liabilities, and attorneys’ fees (including, but not limited to any claims of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the date hereof (the “Released Claims”).  The term “Affiliate” in this Agreement shall mean, with respect to any Person (as defined in Section 2(d) of this Agreement), a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person or is an officer, director, holder of 10% or more of the outstanding equity securities of such Person, or the parent, spouse or lineal descendant of any of the foregoing.

(b)           The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) the Officer’s employment with the Company or any Affiliate thereof \ or the termination thereof; (ii) statements, acts, or omissions by the Parties, whether in their individual or representative capacities; (iii) express or implied agreements between the Parties and claims under any severance plan (except as provided herein); (iv) any stock or stock option grant agreement, or plan (except as provided herein); (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, age, sex, disability, whistleblower status, public policy, or any other characteristic of Officer under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans and Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Family and Medical Leave Act, the Employee Retirement Income Security of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Employment Relations Act of 1999, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; (vii) the Employment Agreement and (viii) any claim which was or could have been raised by the Officer, including any claim that this Agreement was fraudulently induced.

(c)           This Agreement and the Released Claims include claims of every nature and every kind, whether known or unknown, suspected or unsuspected, past or present.  The Officer hereby acknowledges that he may hereafter discover facts different from, or in addition to, those which the Officer now knows or believes to be true with respect to this Agreement, and the Officer agrees that this Agreement and the release contained herein shall be and shall remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

(d)           The Officer hereby covenants and warrants that the Officer has not assigned or transferred, and until the Severance Payment is made, will not assign or transfer, to any Person any portion of any claims which are released, remised, waived, acquitted, and discharged in this Section 2.  The term “Person” in this Agreement shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability limited partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or other entity, and any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

(e)           Notwithstanding anything contained herein, this Agreement shall not extend to or affect, or constitute a release of, the Officer’s right to sue, claim against or recover from the Company and shall not constitute an agreement to refrain from bringing, taking or maintaining any action against the Company in respect of any corporate indemnity existing by statute, contract or pursuant to any of the constating documents of the Company and its subsidiaries provided in the Officer’s favor in respect of his having acted at any time as an officer executive, employee or consultant of the Company or any of its subsidiaries or Affiliates.

3.	COMPANY RELEASE

Effective upon payment of the Severance Payment and in consideration of the execution by the Officer (the “Releasee”) of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby voluntarily, knowingly, and intentionally releases, remises, waives, acquits, and discharges the Releasee and his successors, Affiliates, and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, insurers, representatives, and employees, from any and all actions, causes of action, claims, demands, losses, damages, costs, expenses, judgments, liens, indebtedness, liabilities, and attorneys’ fees (including, but not limited to any claims of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the date hereof.  Without in any way restricting the generality of the foregoing, this Section 3 shall apply to all manner of actions, causes of action, claims or demands directly or indirectly related to or arising out of or in connection with the Company’s relationship with the Releasee as an officer, executive, employee, or consultant, as the case may be, of the Company and its subsidiaries or the cessation of such relationship or relationships immediately following the Effective Time. Notwithstanding anything contained herein, this Agreement shall not extend to or affect, or constitute a release of, the Company’s right to sue, claim against or recover from the Releasee and shall not constitute an agreement to refrain from bringing, taking or maintaining any action against the Releasee in respect of any grossly negligent conduct or fraudulent or criminal behaviour on the part of the Releasee or from any claims which the Company is not permitted by applicable law to release the Releasee.

4.	NO ADMISSION OF LIABILITY; ENFORCEMENT

The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.  The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement.  The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

5.	OFFICER’S WARRANTIES

The Officer warrants and represents as follows:

(a)           The Officer has read this Agreement and agrees to the conditions and obligations set forth in this Agreement.

(b)           The Officer voluntarily executes this Agreement after having been advised by the Company to consult with independent legal counsel and after having had opportunity to consult with independent legal counsel and without being pressured or influenced by any statement or representation or omission of any Person acting on behalf of the Company, including, without limitation, the officers, directors, committee members, employees, agents, and attorneys for the Company.

(c)           The Officer has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released.

(d)           The Officer has full and complete legal capacity to enter into this Agreement.

(e)           In connection with the Officer’s release of claims under the Age Discrimination in Employment Act, the Officer has had at least twenty-one (21) days in which to consider the terms of this Agreement.  In the event that the Officer executes this Agreement in less time, it is with the full understanding that the Officer was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement.  In such event, the Officer expressly intends such execution to be a waiver of any right the Officer had to review this Agreement for a full twenty-one (21) days.

(f)           The Officer understands that this Agreement waives any claim the Officer may have under the Age Discrimination in Employment Act.  The Officer may revoke this waiver for up to seven (7) days following the Officer’s execution of this Agreement.  If the Officer chooses to revoke such waiver, the Officer must provide written notice to the Senior Vice President - Finance and Corporate Development and Chief Financial Officer of the Company by hand delivery and by facsimile within seven (7) calendar days of the Officer’s execution of this Agreement.  If Officer does not revoke within the seven (7) day period, the right to revoke is lost.

(g)           The Officer acknowledges and agrees that, in connection with his acceptance of the Severance Payment and as a condition precedent to the payment thereof, he will execute such additional documents and agreements, in a form satisfactory to the Company, as may be requested by the Company in order to reaffirm the provisions of this Agreement, including such additional documents to the effect that (if true) the Officer has been fully and finally paid or provided all wages, compensation, bonuses, stock, stock options, or other benefits from the Company, its Affiliates and predecessors which are or could be due to him under the terms of his Employment Agreement or otherwise.

6.	CONFIDENTIAL INFORMATION

The Officer shall not use, nor disclose to any third party, any of the Company’s or its Affiliates’ or predecessors’ business, personnel, or financial information that the Officer learned during employment with the Company (the “Confidential Information”).  The Company’s “Confidential Information” shall include, without limitation, the whole or any portion or phase of any confidential, proprietary, trade secret, scientific, technical, business, or financial information, whether pertaining to the Company or its Affiliates or predecessors, or their clients and customers.  Confidential Information also shall include but shall not be limited to the following: designs, methods, strategies, techniques, systems, and processes; software programs; marketing and business development plans, concepts, or ideas; know-how; present and prospective customer lists and strategies; supplier lists and strategies; projects, plans and proposals; technical strategies, concepts, ideas, or plans; research data, reports, or records; general financial information about or proprietary to the Company or its Affiliates or predecessors, including costs, fees, and pricing; personnel or human resources information; and any and all other trade secrets or proprietary information, and all concepts or ideas in or reasonably related to the Company’s or its Affiliates’ or predecessors’ businesses, various products and/or services.  Confidential Information includes, but is not limited to, any improvements, modifications, or enhancements thereto, whether or not in tangible or intangible form, and whether or not subject to copyright or patent protection.  All such Confidential Information is extremely valuable and is intended to be kept secret to the Company, its Affiliates and predecessors, and their customers, is the sole and exclusive property of the Company, its Affiliates and predecessors, or their customers, and is subject to the restrictive covenants set forth herein.  Confidential Information is not limited to information designated or marked as such through use of such words as “classified,” “confidential” or “restricted.”  The Officer agrees not to provide or disclose to any Person, firm, or corporation any of the Company’s Confidential Information.  The Officer hereby expressly acknowledges that any breach of this Section 6 shall be deemed a material breach of this Agreement entitling the Company to immediate injunctive relief, damages, attorneys’ fees and all other remedies available hereunder and under the law.

7.	NON-SOLICITATION; NON-COMPETITION

(a)           The Officer agrees that, beginning upon the execution of this Agreement and for a period of one (1) year after the Effective Time, the Officer shall not engage in the following conduct, either directly or indirectly, on the Officer’s own behalf or on behalf of, or in conjunction with, any Person, unless otherwise agreed to in advance and in writing by the Company:

i.
own, manage, operate, control, be employed by, participate in, engage in, enter into a joint venture or other contractual relationship with, render any services for, assist, have any financial interest in or equity ownership of (other than any such financial interest or equity ownership existing as of the date hereof), permit the Officer’s name to be used in connection with, or be connected in any manner with the ownership, management (including by being a member of a board of directors or similar governing body), operation, or control of Calais Resources Inc., Calais Resources Colorado, Inc., or any of their respective Affiliates, successors or assigns (collectively, “Calais”); provided, however, that the restrictions set forth in this Section 7(a)(i) shall terminate upon payment in full to the Company (including all principal and accrued interest and other fees) of the Original Caribou Notes, the Additional Unsecured Note and the Congo Note (each as defined in the Purchase Agreement, dated February 1, 2010, among Apollo Gold, Inc., Elkhorn Goldfields LLC, Calais Resources, Inc. and Calais Resources Colorado, Inc.) and the Promissory Note (as defined in the Purchase Agreement, dated March 12, 2010, among the Company, Calais Resources, Inc. and Calais Resources Colorado, Inc. and Duane A. Duffy, Glenn E. Duffy, Luke Garvey and James Ober) (the Promissory Note, the Original Caribou Notes, the Additional Unsecured Note and the Congo Note are collectively referred to herein as the “Notes”);

ii.
own, manage, operate, control, enter into a lease, option, joint venture or any other contractual relationship with respect to, assist or have any royalty or other financial or equity interest in, any property or mineral interests located within 10 miles (the “Area of Interest”) of the exterior boundaries of any property or mineral interests currently owned, leased, optioned, held under any other contractual arrangement or otherwise being explored, developed or mined by the Company (the “Brigus Subject Property”) or Calais (the “Calais Subject Property” and, together with the Brigus Subject Property, the “Subject Property”), or be employed by, render any services for, participate in, engage in, enter into a joint venture with, permit the Officer’s name to be used in connection with, or be connected in any manner with the ownership, management (including by being a member of a board of directors or similar governing body), operation, or control of any Person owning, managing, operating, controlling the Subject Property or any property within the Area of Interest; provided, however, that the restrictions set forth in this Section 7(a)(ii) with respect to Calais Subject Property shall terminate upon payment in full to the Company (including all principal and accrued interest and other fees) of the Notes.

iii.
hire, solicit, induce, recruit or encourage any of the Company’s or any of its Affiliate’s employees, consultants or business relations to leave their employment or terminate their relationship with the Company or any of its Affiliates; or

iv.	enter into an agreement to do any of the foregoing.

(b)           The Officer acknowledges that the covenants contained in this Section 7, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of the Company.  The Officer further acknowledges that he is an executive and management level employee as referenced in C.R.S. 8-2-113(2)(d) and that the covenants contained in this Section 7 are necessary to protect, and reasonably related to the protection of, the Company’s Confidential Information and trade secrets, to which the Officer has been exposed.

(c)           The Officer hereby expressly acknowledges that any breach of this Section 7 shall be deemed a material breach of this Agreement entitling the Company to immediate injunctive relief, damages, attorneys’ fees and all other remedies available hereunder and under the law.

8.	NON-DISPARAGEMENT

The Officer agrees not to make to any Person any statement that disparages or reflects negatively on the Company, their predecessors, successors, parents, subsidiaries, Affiliates, or assigns or any of their respective officers, directors, principals, shareholders, agents, attorneys, board members, or employees, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or business practices.  The Officer hereby expressly acknowledges that a breach of this Section 8 shall be deemed a material breach of this Agreement entitling the Company to immediate injunctive relief, damages, attorneys’ fees and all other remedies available hereunder and under the law.

9.	RETURN OF PROPERTY AND INFORMATION

The Officer represents and warrants that, upon the termination of his employment, he will return to the Company any and all property, documents, software, and files, including any documents (in any recorded media, such as papers, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business.  The Officer agrees that, to the extent that he possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, he will either delete those files, data, or information (and will retain no copies in any form) or allow a representative of the Company to remove such files, data, or information from his personal computer.  The Officer also will return any tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other property in any form upon execution this Agreement.

10.	SEVERABILITY

If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof.  In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law.  Any claim by the Officer against the Company shall not constitute a defense to enforcement by the Company.

11.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained herein.  This Agreement supersedes any and all prior oral or written promises or agreements between the Parties, including the Employment Agreement.  To the extent of any conflict between the provisions of the Employment Agreement and this Agreement, the provisions of this Agreement shall govern. The Officer acknowledges that the Officer has not relied on any promise, representation, or statement other than those set forth in this Agreement.  This Agreement cannot be modified except in writing signed by all Parties.

12.	VENUE AND APPLICABLE LAW

This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions.  Venue and jurisdiction shall be in the federal or state courts in Denver, Colorado.  If a Party is required to initiate an action in court to enforce this Agreement, the prevailing Party shall be entitled to its costs and attorneys’ fees from the other Party, to the extent such costs and fees are related to the enforcement of this Agreement.

13.	COUNTERPARTS

This Agreement may be executed in identical counterparts, which, when considered together, shall constitute the entire agreement among the Parties.